Exhibit 99.1

ProLung announces corporate name change to IONIQ Sciences to reflect expanded early cancer detection strategy

Salt Lake City, UT, May 27, 2020 – IONIQ Sciences Inc. (“IONIQ Sciences” or the “Company”), which is changing the cancer landscape with a modern multi-cancer screening technology using its non-invasive Electrical Impedance Analytics (EIA) technology and a proprietary algorithm, announced it is changing its name from ProLung, Inc. to IONIQ Sciences, Inc. (dba). The new corporate name – IONIQ Sciences – reflects its mission to dramatically improve the cancer landscape with a modern solution for the early detection of multiple cancers thereby expanding the therapeutic window, significantly improving survivability, and reducing the cost of healthcare.

IONIQ Sciences remains fully committed to gaining U.S. FDA regulatory clearance and subsequently commercializing the IONIQ ProLung Test™ for lung cancer. The ProLung Test, which was recently awarded Breakthrough Device Designation by the FDA, is the foundation upon which IONIQ Sciences will expand its platform technology into a modern multi-cancer screen for early detection. The external clinical validation results and internal discoveries suggest IONIQ’s technology is measuring the body’s early warning system to the presence and localities of cancer malignancies. To that end, IONIQ Sciences initiated an IRB-approved feasibility study on breast cancer at the beginning of 2020.

IONIQ Sciences invites new and potential investors, family, friends and partners to visit its new website at www.IONIQsciences.com. The name change to IONIQ Sciences, Inc. is effective immediately.

About IONIQ Sciences, Inc.

IONIQ Sciences, Inc. is developing advanced multi-cancer screening technology for early detection that will expand the therapeutic window, dramatically improve survivability and reduce the cost of healthcare. IONIQ Sciences operates at the confluence of its Electrical Impedance Analytics (EIA) technology and artificial intelligence (AI). IONIQ Science’s first product utilizing its proprietary analytic platform, the ProLung Test™ for lung cancer, has been designated a Breakthrough Device by the U.S. FDA. ProLung rebranded to IONIQ Sciences in May 2020.

Forward-Looking Statements

Statements contained in this release that are not purely historical, including, without limitation statements regarding IONIQ Sciences’ future performance and goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the IONIQ Sciences’ Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include inherent risks and uncertainties relating to IONIQ Sciences’ ability to meet its funding requirements for its operations and other commitments and to obtain successful test results and regulatory approvals for its products. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections.

For further information about IONIQ Sciences, Inc., please contact:

Andy Robertson | 1-801-503-9231| acr@IONIQsciences.com

IONIQ Sciences, Inc., Vice President of Business Development

IONIQ Sciences, Inc.

350 W. 800 N., Suite 214

Salt Lake City, Utah 84103

USA

www.IONIQsciences.com

Follow IONIQ Sciences, Inc. on Twitter, Facebook and LinkedIn: @IONIQSciences